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                                                                     Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                              Dorsey & Whitney LLP
                                   Suite 1500
                              50 South Sixth Street
                          Minneapolis, Minnesota 55402


MGI PHARMA, Inc.
5775 West Old Shakopee Road, Suite 100
Bloomington, MN  55437

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to MGI PHARMA, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the "Registration Statement"), relating to the sale by the selling shareholders identified in the Registration Statement (the "Selling Shareholders") of up to 2,971,428 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). The Common Stock is issuable upon the conversion by the Selling Shareholders of outstanding notes (the "Notes") and the exercise of outstanding warrants to purchase Common Stock (the "Warrants") pursuant to a convertible note and warrant purchase agreement, dated as of November 27, 2002, between the Company and the Selling Shareholders (the "Purchase Agreement"). The Common Stock is to be sold from time to time as set forth in the Registration Statement.

     We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Notes and the Warrants have been, and the Common Stock will be, upon issuance and payment therefor pursuant to the Purchase Agreement, duly authorized by all requisite corporate action, validly issued, fully paid and nonassessable.

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MGI PHARMA, Inc.
December 10, 2002
Page 2


     Our opinion expressed above is limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.

Dated: December 10, 2002

                                                               Very truly yours,

                                                        /s/ Dorsey & Whitney LLP

TSH